Exhibit 99.1

CONTACT:

Liz Bonet - EDS

972 605 1624

liz.bonet@eds.com

FOR IMMEDIATE RELEASE: TUESDAY, JUNE 15, 2004

EDS Appoints Former Deloitte Touche Tohmatsu Chairman and CEO Edward Kangas to Board of Directors

PLANO, Texas - EDS today announced it has elected Edward Kangas, former chairman and CEO of Deloitte Touche Tohmatsu, to its board of directors. He becomes the 10th member of EDS' board, which now includes eight independent directors.

Kangas, 60, served as Deloitte's worldwide chairman and chief executive officer from 1989 to 2000. During his tenure, the firm's revenue more than tripled to $11 billion. He was also one of the chief architects of the global merger that created Deloitte & Touche in 1989. From 1989 to 1994, Kangas also served as the managing partner of Deloitte & Touche USA.

"Ed Kangas is an outstanding addition to our board," said Mike Jordan, EDS chairman and CEO. "He is a recognized leader in the accounting profession with a track record of building a premier international services firm. EDS will benefit from his experience and leadership."

Kangas began his career as a staff accountant at Touche Ross in 1967 and became a partner in 1975. He was elected managing partner and chief executive officer of Touche Ross in 1985, a position he held through 1989.

Kangas currently serves as the non-executive chairman of the board for Tenet Healthcare Corporation and chairman of the National Multiple Sclerosis Society. He is also a member of the boards of directors at Eclipsys Corporation, Hovnanian Enterprises, Inc., and the Committee for Economic Development.

Kangas earned both a bachelor's and master's degree in business administration from the University of Kansas and is a CPA in New York and Connecticut.

About EDS

EDS provides a broad portfolio of business and technology solutions to help its clients worldwide improve their business performance. EDS' core portfolio comprises information-technology, applications and business process services, as well as information-technology transformation services. EDS' A.T. Kearney subsidiary is one of the world's leading high-value management consultancies. With more than $20 billion in annual revenue, EDS is ranked 87th on the Fortune 500. The company's stock is traded on the New York (NYSE: EDS) and London stock exchanges. Learn more at eds.com.

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